Morgan Stanley
           Smith Barney

Morgan Stanley Smith Barney
                                                            Kaiser I, LLC

Financial Statements with
Report of Independent Registered
Public Accounting Firm

Final Report
Financial Statements
As of June 30, 2014
(Liquidation of the Trading Company)
(liquidation basis) and
December 31, 2013 and for the
Period from January 1, 2014 to June 30, 2014
(Liquidation of the Trading Company)
(liquidation basis)
and for the Years Ended December 31,
2013 and 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Morgan Stanley Smith Barney Kaiser I, LLC:

We have audited the accompanying statement of financial condition (liquidation basis), including the condensed schedule of investments (liquidation basis), of Morgan Stanley Smith Barney Kaiser I, LLC (the " Trading Company "), as of June 30, 2014 (liquidation of the Trading Company) and the related statements of income and expenses (liquidation basis) and changes in members’ capital (liquidation basis) for the period from January 1, 2014 to June 30, 2014 (liquidation of the Trading Company). In addition, we have audited the accompanying statement of financial condition including the condensed schedule of investments, of the Trading Company as of December 31, 2013, and the related statements of income and expenses and changes in members’ capital for the years ended December 31, 2013 and 2012. These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trading Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s  internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Trading Company terminated operations on June 30, 2014. As a result, the Trading Company changed its basis of accounting from the going concern basis to the liquidation basis.

In our opinion, such financial statements present fairly, in all material respects, (1) the financial position (liquidation basis) of Morgan Stanley Smith Barney Kaiser I, LLC. as of June 30, 2014 (liquidation of the Trading Company), (2) the results of its operations (liquidation basis) and changes in members’ capital (liquidation basis) for the period from January 1, 2014 to June 30, 2014 (liquidation of the Trading Company), (3) its financial position as of December 31, 2013, and (4) the results of its operations and changes in members’ capital for the years ended December 31, 2013 and 2012, in conformity with accounting principles generally accepted in the United States of America applied on the bases described in the preceding paragraph.

/s/ Deloitte & Touche LLP
New York, New York
September 26, 2014

Morgan Stanley Smith Barney Kaiser I, LLC
Statements of Financial Condition

	June 30, 2014
	(Liquidation of the
	Trading Company	December 31,
	(liquidation basis)	2013
ASSETS	$	$

Trading Equity:

Unrestricted cash	52,039,839	50,521,663
Restricted cash	35,805	964,177

Total cash	52,075,644	51,485,840

Net unrealized gain (loss) on open contracts	(35,805)	672,761

Total Trading Equity	52,039,939	52,158,601

Total Assets	52,039,839	52,158,601

LIABILITIES AND MEMBERS’ CAPITAL

LIABILITIES

Liquidating withdrawals payable	51,937,609	–
Accrued management fees	85,922	85,577
Accrued administrative fees	12,214	12,093
Clearing fees due to MS&Co.	4,094	4,866
Accrued incentive fees	–	337,415

Total Liabilities	52,039,839	439,951

MEMBERS’ CAPITAL

Non-Managing Members	–	51,718,650

Total Members’ Capital	–	51,718,650

Total Liabilities and Members’ Capital	52,039,839	52,158,601

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Kaiser I, LLC
Condensed Schedule of Investments
June 30, 2014 (Liquidation of the Trading Company)
(liquidation basis)

Futures and Forward Contracts Purchased	Net unrealized gain/(loss) on open contracts	% of Members’ Capital
	$
Foreign currency	207,531	– (1)

Total Futures and Forward Contracts Purchased	207,531	– (1)

Futures and Forward Contracts Sold

Foreign currency	(243,336)	– (1)

Total Futures and Forward Contracts Sold	(243,336)	– (1)

Unrealized Currency Gain (Loss)	–	– (1)

Net fair value	(35,805)	– (1)

(1) Amount less than 0.005%.

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Kaiser I, LLC
Condensed Schedule of Investments
December 31, 2013

Futures and Forward Contracts Purchased	Net unrealized gain/(loss) on open contracts	% of Members’ Capital
	$
Commodity	(480)	– (1)
Equity	190,457	0.37
Foreign currency	185,551	0.36

Total Futures and Forward Contracts Purchased	375,528	0.73

Futures and Forward Contracts Sold

Commodity	28,900	0.06
Foreign currency	105,526	0.20
Interest rate	269,184	0.52

Total Futures and Forward Contracts Sold	403,610	0.78

Unrealized Currency Loss	(106,377)	(0.21)

Net fair value	672,761	1.30

(1) Amount less than 0.005%.

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Kaiser I, LLC
Statements of Income and Expenses

                                     For the Period from
                                         January 1, 2014 to
                                       June 30, 2014
                                               (Liquidation of the
                                                 Trading Company)                                                                       For the Years Ended December 31,
	(liquidation basis)	2013	2012
	$	$	$
INVESTMENT LOSS
Interest income (MS&Co. & Morgan Stanley Wealth Management)	–	391	(3,092)

EXPENSES
Management fees	510,227	1,049,192	184,908
Brokerage, clearing and transaction fees	286,290	512,635	25,540
Administrative fees	72,351	149,330	39,482
Incentive fees	–	1,414,480	–

Total Expenses	868,868	3,125,637	249,930

NET INVESTMENT LOSS	(868,868)	(3,125,246)	(253,022)

TRADING RESULTS
Trading profit (loss):
Net realized	(4,761,413)	8,403,338	169,578
Net change in unrealized	(708,566)	685,200	(138,646)

Total Trading Results	(5,469,979)	9,088,538	30,932
NET INCOME (LOSS)	(6,338,847)	5,963,292	(222,090)

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Kaiser I, LLC
Statements of Changes in Members’ Capital
for the Period from January 1, 2014 to June 30, 2014
(Liquidation of the Trading Company) (liquidation basis)
and for the Years Ended December 31, 2013 and 2012

	Managing	Non-Managing
	Member	Members	Total
	$	$	$
Members’ Capital,
December 31, 2011	–	27,734,037	27,734,037

Capital Contributions	–	86,962	86,962

Net Loss	–	(222,090)	(222,090)

Capital Withdrawals	–	(20,142,988)	(20,142,988)

Members’ Capital,
December 31, 2012	–	7,455,921	7,455,921

Capital Contributions	–	53,049,964	53,049,964

Net Income	–	5,963,292	5,963,292

Capital Withdrawals	–	(14,750,527)	(14,750,527)

Members’ Capital,
December 31, 2013	–	51,718,650	51,718,650

Capital Contributions	–	11,293,187	11,293,187

Net loss	–	(6,338,847)	(6,338,847)

Capital Withdrawals	–	(4,735,381)	(4,735,381)

Liquidating Withdrawals		(51,937,609)	(51,937,609)

Members’ Capital,
June 30, 2014	–	–	–

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements

1.  Organization

Morgan Stanley Smith Barney Kaiser I, LLC (“Kaiser I, LLC” or the “Trading Company”) was formed on April 4, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to facilitate investments by Morgan Stanley Smith Barney LLC managed futures funds.  Morgan Stanley Smith Barney LLC is doing business as Morgan Stanley Wealth Management (“Morgan Stanley Wealth Management”).  The Trading Company commenced operations on August 1, 2007.  Ceres Managed Futures LLC (“Ceres” or the “Trading Manager”) was the trading manager of the Trading Company.  Ceres retained Kaiser Trading Group Pty. Ltd. (“Kaiser” or the “Trading Advisor”) to engage in the speculative trading of commodities, domestic and foreign commodity futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 5. Financial Instruments) on behalf of the Trading Company.  Each member (each investor in the Trading Company, a “Member”) invested its assets in the Trading Company, which allocated substantially all of its assets in the trading program of Kaiser, an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”), which made investment decisions for the Trading Company.  LV Futures Fund L.P. (a Delaware limited partnership), Meritage Futures Fund L.P. (a Delaware limited partnership), Managed Futures Strategic Alternatives, L.P. (a Delaware limited partnership), Tactical Diversified Futures Fund L.P. (“Tactical”) (a New York limited partnership), Global Futures Fund Ltd. (“Global Futures”) (a New York limited partnership), Polaris Futures Fund L.P. (“Polaris”) (a Delaware limited partnership), Morgan Stanley Managed Futures Custom Solutions Fund L.P. (“Custom Solutions”) (a Delaware limited partnership) and Institutional Fund Portfolio L.P. (“Institutional”) (a New York limited partnership) were the Members of the Trading Company until the Trading Company’s liquidation on June 30, 2014.

The Trading Company terminated operations on June 30, 2014.  As a result, the Trading Company changed its basis of accounting from the going concern basis to a liquidation basis.  The liquidation basis of accounting requires the Trading Company to record its assets and liabilities at values to be received or paid at liquidation.

Ceres is a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC (“MSSBH”).  MSSBH is wholly-owned indirectly by Morgan Stanley.  Prior to June 30, 2013, Citigroup Inc. was the indirect minority owner of MSSBH.  Morgan Stanley Wealth Management is a principal subsidiary of MSSBH.

The clearing commodity broker for the Trading Company was Morgan Stanley & Co. LLC (“MS&Co.”).  MS&Co. also acted as the counterparty on all trading of foreign currency forward contracts.  Morgan Stanley Wealth Management previously acted as a non-clearing commodity broker for the Trading Company.  MS&Co. and its affiliates acted as the custodians of the Trading Company’s assets.  MS&Co. is a wholly-owned subsidiary of Morgan Stanley.

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

2.	Summary of Significant Accounting Policies

Use of Estimates – The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”); the financial statements as of June 30, 2014 (Liquidation of the Trading Company) (liquidation basis), and for the period from January 1, 2014 to June 30, 2014 are prepared on a liquidation basis of accounting and the financial statements as of and for the years ended December 31, 2013 and 2012 are prepared on a going concern basis of accounting.  Both bases require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures.   Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable.  Actual results could differ from those estimates and the differences could be material.

Valuation – Futures Interests are open commitments until the settlement date, at which time they are realized. They were valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as net unrealized gains or losses on open contracts. The resulting net change in unrealized gains and losses was reflected in the net change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Income and Expenses. The fair value of exchange-traded futures, options and forward contracts was determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts was extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges.  The fair value of non-exchange-traded foreign currency option contracts was calculated by applying an industry standard model application for options valuation of foreign currency options, using as inputs the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period.   Risk arose from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts.  There were numerous factors which may have significantly influenced the fair value of these contracts, including interest rate volatility.

-  8 -

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

2.	Summary of Significant Accounting Policies (cont’d)

Revenue Recognition – Monthly, MS&Co. paid the Trading Company interest income on 100% of its average daily equity maintained in cash in the Trading Company’s accounts during the month at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month, but in no event less than zero.  When the effective rate was less than zero, no interest was earned.  For purposes of such interest payments, daily funds did not include monies due to the Trading Company on Futures Interests that have not been received.  MS&Co. and Ceres retained any excess interest not paid to the Trading Company in permitted investments.

Fair Value of Financial Instruments – The fair value of the Trading Company’s assets and liabilities that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) guidance relating to financial instruments approximates the carrying amounts presented in the Statements of Financial Condition.

Foreign Currency Transactions and Translation – The Trading Company’s functional currency was the U.S. dollar; however, the Trading Company transacted business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar were translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar were translated into U.S. dollars at the rates in effect during the period. The effects of changes in foreign currency exchange rates on investments are not segregated in the Statements of Income and Expenses from the changes in market price of those investments, but have been included in the net realized trading profit (loss) and net change in unrealized trading profit (loss).

Members’ Capital  – The Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest, and the fair value of all open Futures Interests contract positions and other assets) less all liabilities (including, but not limited to, management fees, incentive fees, and extraordinary expenses), determined in accordance with U.S. GAAP.

Trading Equity – The Trading Company’s asset, “Trading Equity,” reflected on the Statements of Financial Condition, consists of (a) cash on deposit in commodity brokerage accounts with Morgan Stanley, a portion of which is used as margin for trading; (b) net unrealized gains or losses on futures and forward contracts, which are fair valued and calculated as the difference between original contract value and fair value; and (c) options purchased at fair value, if any.  Options written at fair value, if any, are recorded in “Liabilities”.

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

The Trading Company, in its normal course of business, entered into various contracts with MS&Co. acting as its commodity broker.  Pursuant to the brokerage agreement with MS&Co., to the extent that such trading resulted in unrealized gains or losses, these amounts were offset and were reported on a net basis on the Statements of Financial Condition.

The Trading Company offset its unrealized gains or losses recognized on forward contracts executed with the same counterparty in the Statements of Financial Condition as allowable under the terms of its master netting agreement with MS&Co., the counterparty on such contracts.  The Trading Company has consistently applied its right to offset.

Restricted and Unrestricted Cash – The cash held by the Trading Company was on deposit in commodity brokerage accounts with Morgan Stanley. As reflected on the Trading Company’s Statements of Financial Condition, restricted cash equaled the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options contracts and offset unrealized losses only on the offsetting London Metal Exchange positions.  All of these amounts were maintained in separate accounts. Cash that was not classified as restricted cash was therefore classified as unrestricted cash.

Brokerage, Clearing and Transaction Fees – The Trading Company accrued and paid brokerage, clearing and transaction fees to MS&Co.  Brokerage fees and transaction costs were paid as they were incurred on a half-turn basis at 100% of the rates MS&Co. charged retail commodity customers and parties that were not clearinghouse members. In addition, the Trading Company paid transactional and clearing fees as they were incurred.

Administrative Fee – The Trading Company accrued and paid Ceres a monthly fee to cover all administrative and operating expenses (the “Administrative Fee”). The monthly Administrative Fee was equal to 1/12th of 0.35% (a 0.35% annual rate) and was calculated based on the beginning of the month Members’ Capital of the Trading Company.

Capital Contributions – Capital contributions by the Members could be made monthly pending Ceres’ approval. Such capital contributions increased each contributing Member’s pro rata share of the Trading Company’s Members’ Capital.

Capital Withdrawals – Each Member could withdraw all or a portion of its capital as of the first day of each month at the final net asset value of the last day of the immediately preceding month.  The request for withdrawal had to be received in writing by the Trading Manager at least three business days prior to the end of such month. Such capital withdrawals decreased each withdrawing Member’s pro rata share of the Trading Company’s Members’ Capital.  Ceres could require the withdrawal of a capital account under certain circumstances, as defined in the operating agreement.

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Distributions – Distributions, other than capital withdrawals, were made on a pro rata basis at the sole discretion of Ceres.

Income Taxes – No provision for income taxes has been made in the accompanying financial statements, as Members are individually responsible for reporting income or loss based upon their pro rata share of  the Trading Company’s revenue and expenses for income tax purposes. The Trading Company files U.S. federal and state tax returns.

The guidance issued by the FASB on income taxes clarifies the accounting for uncertainty in income taxes recognized in the Trading Company’s financial statements, and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken. The Trading Company has concluded that there were no significant uncertain tax positions that would require recognition in the financial statements as of June 30, 2014 (Liquidation of the Trading Company) (liquidation basis) and December 31, 2013. If applicable, the Trading Company recognized interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses in the Statements of Income and Expenses. Generally, all tax years since 2010 remain subject to examination by U.S. federal and most state tax authorities.  No income tax returns are currently under examination.

Statement of Cash Flows – The Trading Company is not required to provide a Statement of Cash Flows.

3.  Related Party Transactions

The Trading Company’s cash was on deposit in commodity brokerage accounts with Morgan Stanley.  As described in Note 2, Summary of Significant Accounting Policies, MS&Co. paid interest on these funds, the Trading Company paid brokerage, clearing, and transaction fees to MS&Co. and the Trading Company paid the Administrative Fee to Ceres.

4.  Trading Advisor

Ceres retained Kaiser to make all trading decisions for the Trading Company.

Fees paid to Kaiser by the Trading Company consisted of a management fee and an incentive fee as follows:

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

4.  Trading Advisor (cont’d)

Management Fees – The Trading Company accrued and paid Kaiser a monthly management fee based on a percentage of Members’ Capital as described in the advisory agreement among the Trading Company, Ceres and Kaiser.

Incentive Fee – The Trading Company paid Kaiser a quarterly incentive fee equal to 20% of the New Trading Profits earned by each Member.  Such fee was accrued on a monthly basis, but was not payable until the end of each calendar quarter.

New Trading Profits represented the amount by which profits from Futures Interests trading exceeded losses after management fees, brokerage fees and transaction costs, and administrative fees were deducted.  When Kaiser experienced losses with respect to the Members’ Capital as of the end of a calendar quarter, Kaiser had to recover such losses before it was eligible for an incentive fee in the future.  Cumulative trading losses were reduced for capital withdrawn from the Trading Company.  Effective June 30, 2014 (Liquidation of the Trading Company) the agreement with Kaiser was terminated.

5.  Financial Instruments

The Trading Advisor traded Futures Interests on behalf of the Trading Company. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price.

The Trading Company’s contracts were accounted for on a trade-date basis.  The fair value of exchange-traded contracts was based on the settlement price quoted by the exchange on the day with respect to which fair value was being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price would be equal to the settlement price on the first subsequent day on which the contract could be liquidated.  Off-exchange-traded contracts were fair valued as discussed in Note 2, Summaries of Significant Accounting Policies.

A derivative is defined as a financial instrument or other contract that has all three of the following characteristics:

(1)	One or more “underlyings” and b) one or more “notional amounts” or payment provisions or both;

(2)
No initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response relative to changes in market factors; and

(3)         Terms that require or permit net settlement.

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

5.  Financial Instruments (cont’d)

Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

The net unrealized gains (losses) on open contracts at June 30, 2014 (Liquidation of the Trading Company) (liquidation basis) and December 31, 2013, reported as a component of “Trading Equity” on the Statements of Financial Condition, and their longest contract maturities were as follows:

	Net Unrealized Gains/(Losses) on Open Contracts			Longest Maturities
Date	Exchange-Traded	Off-Exchange-Traded	Total	Exchange-Traded	Off-Exchange-Traded
	$	$	$
Jun. 30, 2014	–	(35,805)	(35,805)	–	Jul. 2014
Dec. 31, 2013	381,682	291,079	672,761	Mar. 2014	Jan. 2014

6.  Investment Risk

The Members’ investments in the Trading Company exposed the Members to various types of risks that were associated with Futures Interests trading and markets in which the Trading Company invested.  The significant types of financial risks to which the Trading Company was exposed included market risk, liquidity risk, counterparty credit risk and changes in interest rates.

The rapid fluctuations in the market prices of Futures Interests in which the Trading Company invested made the Members’ investments volatile.  If Kaiser incorrectly predicted the direction of prices in the Futures Interests and changes in interest rates in which it invested, large losses might have occurred.

Illiquidity in the markets in which the Trading Company invested may have caused less favorable trade prices.  Although Kaiser generally purchased and sold actively traded contracts where last trade price information and quoted prices were readily available, the prices at which a sale or purchase occurred may have differed from the prices expected because there may have been a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices were often quoted for relatively limited quantities.

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

6.  Investment Risk (cont’d)

The credit risk on Futures Interests arose from the potential inability of counterparties to perform under the terms of the contracts.  The Trading Company had credit risk because MS&Co. acted as the commodity broker and the counterparty with respect to most of the Trading Company’s assets. The Trading Company’s exposure to credit risk associated with counterparty nonperformance was typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with MS&Co. or its affiliates were segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and were largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also have been invested in any other instruments approved by the CFTC for investment of customer funds.  Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts were marked to market on a daily basis, with variations in value settled on a daily basis.  With respect to the Trading Company’s off-exchange-traded forward currency contracts and forward currency options contracts, there were no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company was required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Trading Company accounts with the counterparty, which was accomplished by daily maintenance of the cash balance in a custody account held at MS&Co.  The Trading Company had total cash and unrealized on exchange-traded contracts with MS&Co., acting as a commodity broker for the Trading Company’s trading of Futures Interests, totaling $52,075,644 at June 30, 2014 (Liquidation of the Trading Company) (liquidation basis) and $51,867,522 at December 31, 2013. With respect to those off-exchange-traded forward currency contracts, including options on such contracts, the Trading Company was at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform.  The Trading Company had a netting agreement with MS&Co.  The agreement, which sought to reduce both the Trading Company’s and the counterparty’s exposure on off-exchange-traded forward currency contracts, including options on such contracts, were intended to materially decrease the Trading Company’s credit risk in the event of MS&Co.’s bankruptcy or insolvency.

7.  Derivatives and Hedging

The Trading Company’s objective was to profit from speculative trading in Futures Interests.  Therefore, the Trading Advisor for the Trading Company took speculative positions in Futures Interests where it felt the best profit opportunities existed for its trading strategy.  As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures.  In regards to foreign currency forward trades, each notional quantity amount as of June 30, 2014 (Liquidation of the Trading Company) (liquidation basis) has been converted to an equivalent contract based upon an industry convention.

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

On January 1, 2013, the Trading Company adopted Accounting Standards Update (“ASU”) 2011-11, “Disclosure about Offsetting Assets and Liabilities”, and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities”. ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards.

The following tables summarize the valuation of the Trading Company’s investments as of June 30, 2014 (Liquidation of the Trading Company) (liquidation basis) and December 31, 2013, respectively.

Offsetting of Derivative Assets and Liabilities as of June 30, 2014 (Liquidation of the Trading Company) (liquidation basis):

	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition
	$	$	$
Assets
Forwards	209,137	(209,137)	–

Total Assets	209,137	(209,137)	–

Liabilities
Forwards	(244,942)	209,137	(35,805)

Total Liabilities	(244,942)	209,137	(35,805)

Unrealized currency gain (loss)			–

Total net unrealized loss on
open contracts			(35,805)

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

Offsetting of Derivative Assets and Liabilities as of December 31, 2013:

	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition
	$	$	$
Assets
Futures	488,539	(480)	488,059
Forwards	291,079	–	291,079

Total Assets	779,618	(480)	779,138

Liabilities
Futures	(480)	480	–

Total Liabilities	(480)	480	–

Unrealized currency loss			(106,377)

Total net unrealized gain on
open contracts			672,761

The effect of Trading Activities on the Statements of Financial Condition as of June 30, 2014 (Liquidation of the Trading Company) (liquidation basis) and December 31, 2013:

June 30, 2014 (Liquidation of the Trading Company) (liquidation basis)
Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain/(Loss)	Average number of contracts outstanding for the six months (absolute quantity)
	$	$	$	$	$
Commodity	–	–	–	–	–	151
Equity	–	–	–	–	–	343
Foreign currency	208,946	(1,415)	191	(243,527)	(35,805)	289
Interest rate	–	–	–	–	–	655
Total	208,946	(1,415)	191	(243,527)	(35,805)

Unrealized currency gain (loss)					–
Total net unrealized loss on open contracts					(35,805)

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

December 31, 2013
Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain/(Loss)	Average number of contracts outstanding for the year (absolute quantity)
	$	$	$	$	$
Commodity	–	(480)	28,900	–	28,420	170
Equity	190,457	–	–	–	190,457	610
Foreign currency	185,551	–	105,526	–	291,077	1,739
Interest rate	–	–	269,184	–	269,184	744
Total	376,008	(480)	403,610	–	779,138

Unrealized currency loss					(106,377)
Total net unrealized gain on open contracts					672,761

The following tables summarize the net trading results of the Trading Company for the Period from January 1, 2014 to June 30, 2014 (Liquidation of the Trading Company (liquidation basis) and for the years ended December 31, 2013 and 2012.

The effect of Trading Activities on the Statements of Income and Expenses for the Period from January 1, 2014 to June 30, 2014 (Liquidation of the Trading Company) (liquidation basis) included in Total Trading Results:

Type of Instrument	$

Commodity	(612,670)
Equity	(1,971,982)
Foreign currency	(852,088)
Interest rate	(2,139,616)
Unrealized currency gain	106,377
Total	(5,469,979)

Line items on the Statements of Income and Expenses for the Period from January 1, 2014 to June 30, 2014 (Liquidation of the Trading Company) (liquidation basis):

Trading Results	$

Net Realized	(4,761,413)
Net change in unrealized	(708,566)
Total Trading Results	(5,469,979)

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

The effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2013 included in Total Trading Results:

Type of Instrument	$

Commodity	(1,509,109)
Equity	6,556,847
Foreign currency	2,202,434
Interest rate	1,945,297
Unrealized currency loss	(106,931)
Total	9,088,538

Line items on the Statements of Income and Expenses for the year ended December 31, 2013:

Trading Results	$

Net Realized	8,403,338
Net change in unrealized	685,200
Total Trading Results	9,088,538

The effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2012 included in Total Trading Results:

Type of Instrument	$

Commodity	126,574
Equity	231,407
Foreign currency	48,149
Interest rate	(372,592)
Unrealized currency loss	(2,606)
Total	30,932

Line items on the Statements of Income and Expenses for the year ended December 31, 2012:

Trading Results	$

Net Realized	169,578
Net change in unrealized	(138,646)
Total Trading Results	30,932

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

8.  Fair Value Measurements and Disclosures

Financial instruments were carried at fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  Assets and liabilities carried at fair value were classified and disclosed in the following three levels: Level 1 - unadjusted quoted market prices in active markets for identical assets and liabilities; Level 2 - inputs other than unadjusted quoted market prices that are observable for the asset or liability, either directly or indirectly (including unadjusted quoted market prices for similar investments, interest rates and credit risk); and Level 3 - unobservable inputs for the asset or liability (including the Trading Company’s own assumptions used in determining the fair value of investments).

In certain cases, the inputs used to measure fair value fell into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy was based on the lowest level of input that was significant to the fair value measurement. The Trading Company’s assessment of the significance of a particular input to the fair value measurement in its entirety required judgment, and consideration of factors specific to the investment.

The Trading Company’s assets and liabilities measured at fair value on a recurring basis are summarized in the following tables by the type of inputs applicable to the fair value measurements.

June 30, 2014 (Liquidation of the Trading Company) (liquidation basis)	Unadjusted Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Forwards	–	209,137	n/a	209,137

Total Assets	–	209,137	n/a	209,137

Liabilities
Forwards	–	244,942	n/a	244,942

Total Liabilities	–	244,942	n/a	244,942

Unrealized currency gain (loss)				–

* Net fair value	–	(35,805)	n/a	(35,805)

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

8. Fair Value Measurements and Disclosures (cont’d)

December 31, 2013	Unadjusted Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Futures	488,539	–	n/a	488,539
Forwards	–	291,079	n/a	291,079

Total Assets	488,539	291,079	n/a	779,618

Liabilities
Futures	480	–	n/a	480

Total Liabilities	480	–	n/a	480

Unrealized currency loss				(106,377)

* Net fair value	488,059	291,079	n/a	672,761

*This amount comprises of the “Net unrealized gain (loss) on open contracts” on the Statements of Financial Condition.

During the six months ended June 30, 2014 (Liquidation of the Trading Company) (liquidation basis) and year ended December 31, 2013, there were no Level 3 assets and liabilities and there were no transfers of assets or liabilities between Level 1 and Level 2.

9.  Financial Highlights

The following ratios may have varied for individual investors based on the timing of capital transactions during the year.  Additionally, these ratios were calculated for the non-managing Members’ share of income, expenses and average net assets.

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (concluded)

9.  Financial Highlights (cont’d)

                                                 For the Period from
                                           January 1, 2014
                                            to June 30, 2014
                                                                (Liquidation of the
                                            Trading Company
                                       (liquidation basis)                                                 For the Years Ended December 31 ,
	2014	2013	2012
RATIOS TO AVERAGE MEMBERS’ CAPITAL: (2)
Net Investment Loss	(3.43)% (1)	(5.96)%	(2.25)%
Expenses before Incentive Fees	3.43% (1)	3.26%	2.22%
Expenses after Incentive Fees	3.43% (1)	5.96%	2.22%

TOTAL RETURN BEFORE INCENTIVE FEES	(12.45)% (3)	14.36%	(1.43)%
TOTAL RETURN AFTER INCENTIVE FEES	(12.45)% (3)	11.60%	(1.43)%

(1)	Ratios have been annualized with the exception of incentive fee.

(2)	The calculation was based on non-managing Members’ allocated income and expenses and average non-managing Members’ Capital.

(3)	Total return has not been annualized.

10.  Subsequent Events

Settlements of the liquidation withdrawals payable to the Members were made on July 2, 2014, and July 18, 2014.

Management performed its evaluation of subsequent events through September 26, 2014, the date the financial statements were available to be issued, and has determined that there were no  other subsequent events requiring adjustments of or disclosure in the financial statements.